Alexander & Baldwin, Inc. Reports Third Quarter 2019 Results

HONOLULU, October 30, 2019 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based real estate investment trust focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the third quarter of 2019.
"A&B's third quarter results reflect the excellent performance of our high-quality and growing commercial real estate ("CRE") portfolio, as total portfolio cash net operating income ("NOI") grew 24.4% compared to the same quarter last year," stated Chris Benjamin, A&B's president & chief executive officer. "Our ability earlier this year to redeploy proceeds quickly and efficiently from non-income-producing agricultural land sales into well-located commercial real estate properties and ground leases was a significant driver of our results this quarter. Additionally, we are progressing on our development and redevelopment efforts, which will generate incremental NOI growth as we continue to concentrate the Company's capital into vibrant commercial real estate properties."
"With strong fundamentals across our market and focused execution by our team, our portfolio is performing well. Overall occupancy was 95.0% at September 30, 2019, an increase of 310 basis points from last year. Same-store NOI ("SSNOI") increased by 2.2% compared to the same quarter last year, while leasing spreads for the quarter were a strong 6.0%. SSNOI growth moderated in the quarter, as expected, but we anticipate a stronger fourth quarter result and are maintaining the portfolio guidance metrics previously provided."
"Finally, we remain focused on our strategy to simplify our company. During the quarter, our team advanced sales efforts within our remaining for-sale projects. However, our Materials & Construction business remains challenged, and we are actively exploring the sale of Grace Pacific. In advance of the marketing and sales effort, we recorded a $49.7 million non-cash impairment related to goodwill during the third quarter in view of Grace's recent financial performance, which produced an operating loss of $57.9 million for the Materials & Construction segment. We are committed to achieving the best outcome for shareholders and will provide updates on the sale process as it advances."
Financial Results

•
Including the Grace impairment and operating loss discussed above, the third quarter of 2019 net income (loss) available to A&B shareholders and diluted earnings (loss) per share were $(49.8) million and $(0.69) per share, respectively, compared to $14.8 million and $0.20 per share in the same quarter of 2018. The $49.7 million non-cash goodwill impairment included in the net loss had an impact of $0.69 per share in the third quarter of 2019. The additional decline in third quarter net income was primarily due to challenged performance of our Materials & Construction business.

•
For the first nine months of 2019, net income (loss) available to A&B shareholders and diluted earnings (loss) per share were $(41.6) million and $(0.58) per share, respectively, compared to $64.6 million and $0.89 per share in 2018. The net loss in 2019 includes the impact of the $49.7 million non-cash goodwill impairment (an impact of $0.69 per share in the first nine months of 2019), and the net income in 2018 includes a $49.8 million gain on sale of commercial real estate properties (an impact of $0.69 per share in the first nine months of 2018). The contributors to the year-over-year decline were the financial performance of our Materials & Construction segment in 2019 and the non-recurrence of six mainland and three Hawai‘i property sales in the first quarter of 2018.

Commercial Real Estate (CRE)

•
In the third quarter of 2019, CRE revenue increased $6.8 million, or 18.9%, to $42.7 million, as compared to $35.9 million in the same quarter of 2018. Year-to-date, CRE revenue increased $13.7 million, or 13.1%, to $118.6 million, as compared to $104.9 million in the same period of 2018.

•
In the third quarter of 2019, CRE operating profit rose by $2.1 million, or 13.2%, to $18.0 million, as compared to $15.9 million in the same quarter of 2018. Year-to-date, CRE operating profit rose by $5.6 million, or 12.4%, to $50.6 million, as compared to $45.0 million in the same period of 2018.

•
In the third quarter of 2019, CRE cash NOI increased by $5.4 million, or 24.4%, to $27.3 million, as compared to $21.9 million in the same quarter of 2018. Year-to-date, CRE cash NOI increased by $12.1 million, or 18.8%, to $76.7 million, as compared to $64.6 million in the same period of 2018.

•
In the third quarter of 2019, SSNOI increased 2.2% compared to the prior year third quarter, largely due to economic occupancy at Pearl Highlands Center (Guitar Center and food court) and Kailua Retail (renewals). Year-to-date SSNOI growth was 5.3% compared to the same period in 2018.

•
During the third quarter of 2019, the Company executed a total of 55 leases, covering 114,000 square feet of gross leasable area ("GLA"). Leasing spreads for comparable leases were 6.0% portfolio-wide for the third quarter of 2019 and 5.4% for retail spaces. Year-to-date comparable leasing spreads stand at 7.8%.

•	Significant leases executed during the third quarter of 2019 included:

◦	Twelve executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 19,000 square feet of GLA.

◦	Seven executed leases at Kaka‘ako Commerce Center totaling approximately 21,000 square feet of GLA, taking occupancy to 93.5%, for a year-over-year occupancy increase of 2.4%.

◦	Two executed leases at Pearl Highlands Center totaling approximately 7,000 square feet of GLA, taking occupancy to 99.8%, for a year-over-year occupancy increase of 6.7%.

•
Overall occupancy increased to 95.0% as of September 30, 2019, an increase of 310 basis points compared to September 30, 2018. Same-store occupancy increased to 94.2% as of September 30, 2019, an increase of 240 basis points compared to September 30, 2018.

◦
Occupancy in the retail portfolio was 94.9% as of September 30, 2019, an increase of 220 basis points compared to the same period last year, primarily due to strong leasing activity in our retail portfolio including Pearl Highlands Center and Laulani Village Shopping Center. Occupancy in the same-store retail portfolio was 94.3% as of September 30, 2019, an increase of 160 basis points compared to the same period last year.

◦
Occupancy in the industrial portfolio was 95.4% as of September 30, 2019, an increase of 520 basis points as compared to the quarter ended September 30, 2018, primarily due to strong leasing activity at Komohana Industrial Park and P&L Building. Occupancy in the same-store industrial portfolio was 94.2%, an increase of 400 basis points compared to the quarter ended September 30, 2018.

CRE Development and Redevelopment

•	Ho‘okele Shopping Center celebrated the grand opening of the Safeway gas station and a 2,400 square foot convenience store on October 12, 2019.

•
Aikahi Park Shopping Center redevelopment efforts have begun. Plans are to improve the shopping experience and provide the surrounding residents and center visitors with community-focused dining, shopping and service options while incorporating sustainable design and building elements.

•	Lau Hala Shops will soon celebrate the grand opening of the final remaining space at the recently redeveloped community gathering space in the fourth quarter of 2019.
Land Operations

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Operating profit was $2.8 million in the third quarter of 2019, as compared to $13.1 million in the third quarter of 2018. The year-over-year decline was attributable to the strategic shift away from development-for-sale projects, having closed out of four such joint ventures and projects in the last year, and from the associated decline in unit sales. Operating profit was $15.9 million in the first nine months of 2019, as compared to a $9.3 million profit in the first nine months of 2018, with the increase due primarily to two bulk land sales in the first quarter of 2019.

•	The Company continued to monetize land and development-for-sale investments including the sale of a lot at Maui Business Park, a parcel on Kaua‘i and 10 developer unit sales at Kukui‘ula.

•	Sales activity at Kukui‘ula through the third quarter of 2019 has exceeded the full year 2018 total and continues to support the cash operating needs of the project.

Materials & Construction

•
Materials & Construction operating loss was $57.9 million in the third quarter of 2019, as compared to a $3.4 million profit in the third quarter of 2018. Materials & Construction operating loss was $66.7 million in the first nine months of 2019, as compared to a $7.2 million profit in 2018.

•
Materials & Construction Adjusted EBITDA[1] was $(4.4) million for the third quarter of 2019, as compared to $5.6 million for the third quarter in 2018, due primarily to declining market conditions in 2019.

•	During the third quarter of 2019, the Company recognized a $49.7 million non-cash impairment charge to write down the carrying value of the goodwill balance related to Grace Pacific.
Balance Sheet and Capital Markets Activity

•
As of September 30, 2019, the Company had $732.4 million in total debt, which represents 29.3% of the Company’s total market capitalization. Loan maturities for the next three years average $35.1 million, or 4.8% of total debt per year. The Company's debt has a weighted-average maturity of 5.1 years, with a weighted-average interest rate of 4.3%. Seventy-seven percent of debt was at fixed rates.

Guidance

•	At this time, the Company is maintaining its prior guidance for the following CRE operational and investment metrics for full year 2019.

◦	Same-Store Cash NOI Growth of between 4.5% to 5.5%

◦	Comparable Leasing Spreads within a range of 5.5% to 6.5%

◦	Maintenance Cap. Ex. expected to be $11 million

◦	Growth Cap. Ex. projected at $30 million

◦	Total Acquisitions in 2019 of $220 million

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai‘i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.9 million square feet of primarily retail and industrial space in Hawai‘i, and is a major landowner in the state. A&B's interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is also a construction materials company and paving contractor in Hawai‘i. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Revenue:
Commercial Real Estate	$42.7	$35.9	$118.6	$104.9
Land Operations	8.5	24.0	82.4	72.6
Materials & Construction	37.9	59.5	126.6	167.3
Total operating revenue	89.1	119.4	327.6	344.8
Operating Profit (Loss):
Commercial Real Estate	18.0	15.9	50.6	45.0
Land Operations	2.8	13.1	15.9	9.3
Materials & Construction	(57.9)	3.4	(66.7)	7.2
Total operating profit (loss)	(37.1)	32.4	(0.2)	61.5
Gain (loss) on the sale of commercial real estate properties	—	—	—	49.8
Interest expense	(8.2)	(9.1)	(25.4)	(26.4)
General corporate expenses	(5.5)	(6.5)	(18.1)	(20.5)
Income (Loss) from Continuing Operations Before Income Taxes	(50.8)	16.8	(43.7)	64.4
Income tax benefit (expense)	—	(1.0)	1.1	1.8
Income (Loss) from Continuing Operations	(50.8)	15.8	(42.6)	66.2
Income (loss) from discontinued operations, net of income taxes	(0.1)	(0.2)	(0.8)	(0.2)
Net Income (Loss)	(50.9)	15.6	(43.4)	66.0
Loss (income) attributable to noncontrolling interest	1.1	(0.8)	1.8	(1.4)
Net Income (Loss) Attributable to A&B Shareholders	$(49.8)	$14.8	$(41.6)	$64.6

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(0.69)	$0.21	$(0.57)	$0.92
Discontinued operations available to A&B shareholders	—	—	(0.01)	—
Net income (loss) available to A&B shareholders	$(0.69)	$0.21	$(0.58)	$0.92
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(0.69)	$0.20	$(0.57)	$0.89
Discontinued operations available to A&B shareholders	—	—	(0.01)	—
Net income (loss) available to A&B shareholders	$(0.69)	$0.20	$(0.58)	$0.89

Weighted-Average Number of Shares Outstanding:
Basic	72.3	72.0	72.2	70.2
Diluted	72.3	72.4	72.2	72.4

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$(49.7)	$15.0	$(40.8)	$64.8
Discontinued operations available to A&B shareholders	(0.1)	(0.2)	(0.8)	(0.2)
Net income (loss) available to A&B shareholders	$(49.8)	$14.8	$(41.6)	$64.6

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Real estate investments
Real estate property	$1,531.4	$1,293.7
Accumulated depreciation	(124.3)	(107.2)
Real estate property, net	1,407.1	1,186.5
Real estate developments	93.8	155.2
Investments in real estate joint ventures and partnerships	135.4	141.0
Real estate intangible assets, net	78.7	59.8
Real estate investments, net	1,715.0	1,542.5
Cash and cash equivalents	7.2	11.4
Restricted cash	0.2	223.5
Accounts receivable and retention, net	67.8	61.2
Inventories	23.9	26.5
Other property, net	131.4	135.5
Operating lease right-of-use assets	22.7	—
Goodwill	15.4	65.1
Other receivables	28.7	56.8
Prepaid expenses and other assets	109.4	102.7
Total assets	$2,121.7	$2,225.2

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$732.4	$778.1
Accrued pension and post-retirement benefits	31.4	29.4
Deferred revenue	68.4	63.2
Accrued and other liabilities	153.2	138.3
Redeemable Noncontrolling Interest	7.9	7.9
Equity	1,128.4	1,208.3
Total liabilities and equity	$2,121.7	$2,225.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$(43.4)	$66.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	36.6	31.6
Deferred income taxes	—	(2.4)
Loss (gain) on asset transactions, net	(2.6)	(62.1)
Goodwill impairment	49.7	—
Share-based compensation expense	4.1	4.0
(Income) loss from affiliates, net of distributions of income	(3.5)	2.0
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	(6.9)	(4.9)
Inventories	2.6	(0.3)
Prepaid expenses, income tax receivable and other assets	25.8	(4.1)
Accrued pension and post-retirement benefits	4.6	2.5
Accounts payable	(10.3)	(8.3)
Accrued and other liabilities	6.6	(7.3)
Real estate development for sale proceeds	48.5	41.0
Expenditures for real estate development for sale	(7.8)	(20.0)
Net cash provided by (used in) operations	104.0	37.7

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(218.4)	(201.6)
Capital expenditures for property, plant and equipment	(31.8)	(40.0)
Proceeds from disposal of property, investments and other assets	3.0	169.3
Payments for purchases of investments in affiliates and other investments	(3.3)	(21.3)
Distributions of capital from investments in affiliates and other investments	12.2	32.8
Net cash provided by (used in) investing activities	(238.3)	(60.8)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	111.8	533.5
Payments of long-term debt and deferred financing costs	(155.3)	(433.6)
Borrowings (payments) on line-of-credit agreement, net	(5.1)	(14.2)
Distribution to noncontrolling interests	(0.3)	(0.2)
Cash dividends paid	(36.2)	(156.6)
Proceeds from issuance (repurchase) of common stock and other, net	(1.0)	(1.3)
Payment of deferred acquisition holdback	(7.1)	—
Net cash provided by (used in) financing activities	(93.2)	(72.4)

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	(227.5)	(95.5)
Balance, beginning of period	234.9	103.2
Balance, end of period	$7.4	$7.7

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes Cash NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only those cash income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-cash revenue and expense recognition items, the impact of depreciation and amortization expenses or other gains or losses that relate to the Company's ownership of properties. The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the Company's Commercial Real Estate portfolio as well as trends in occupancy rates, rental rates, and operating costs. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total Commercial Real Estate operating revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of lease incentives, selling, general and administrative expenses, impairment of commercial real estate assets, lease termination income, other income and expense, net, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions)
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment, properties held for sale and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.
A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, unaudited)	2019	2018	Change[2]	2019	2018	Change[2]
Commercial Real Estate Operating Profit (Loss)	$18.0	$15.9		$50.6	$45.0
Plus: Depreciation and amortization	9.8	7.2		26.3	20.5
Less: Straight-line lease adjustments	(1.9)	(2.0)		(4.6)	(2.7)
Less: Favorable/(unfavorable) lease amortization	(0.1)	(0.4)		(1.1)	(1.4)
Less: Termination income	(0.1)	—		(0.1)	(1.1)
Plus: Other (income)/expense, net	(0.7)	—		(2.2)	0.1
Plus: Selling, general, administrative and other expenses	2.3	1.4		7.8	4.7
Less: Impact of adoption of ASU 2016-02[1]	—	(0.2)		—	(0.5)
Cash NOI as adjusted	27.3	21.9	24.4%	76.7	64.6	18.8%
Less: Cash NOI from acquisitions, dispositions and other adjustments	(8.0)	(3.0)		(17.5)	(8.4)
Same-Store Cash NOI as adjusted	$19.3	$18.9	2.2%	$59.2	$56.2	5.3%
[1] Represents legal costs related to leasing activity that were previously capitalized when incurred and recognized as amortization expense over the term of the lease contract. Upon the Company's adoption of ASU 2016-02, Leases, on January 1, 2019, such legal costs are directly expensed as operating costs and are included in Cash NOI. For comparability purposes, Cash NOI for the 2018 periods presented have been adjusted to include legal fees in conformity with Cash NOI for the 2019 periods presented.

[2] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction ("M&C") segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests and asset impairments related to the M&C segment. The Company adjusts EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, unaudited)	2019	2018	2019	2018
Operating Profit (Loss)	$(57.9)	$3.4	$(66.7)	$7.2
Depreciation and amortization	2.7	3.0	8.5	9.1
EBITDA[1]	(55.2)	6.4	(58.2)	16.3
Asset impairments related to the Materials & Construction segment	49.7	—	49.7	—
Income attributable to noncontrolling interest	1.1	(0.8)	1.8	(1.4)
M&C Adjusted EBITDA[1]	$(4.4)	$5.6	$(6.7)	$14.9
[1] See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, as well as the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui‘ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the SEC. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.